NIKE, Inc.            Exhibit 12.1

              Computation of Ratio of Earnings to Fixed Charges

                                                Six Months Ended
                                                   November 30,
                                                ________________

                                                1995*        1996
                                                ____         ____
                                              (dollars in thousands)

Net income                                     $279,910     $402,935
Income taxes                                    175,200      254,900
                                               ________     ________

  Income before income taxes                    455,110      657,835
                                               ________     ________

Add fixed charges
  Interest expense (A)                           19,778       24,289
  Interest component of leases (B)                8,384       11,866
                                               _________    ________

Total fixed charges                              28,162       36,155
                                               _________    ________

Earnings before income taxes and
  fixed charges (C)                            $483,272     $692,595
                                               ========     ========

Ratio of earnings to total fixed charges          17.16        19.16
                                               ========     ========

*For comparable purposes with 1996, results for the six months ended November 30, 1995 have been adjusted to reflect the elimination of the one month lag in reporting by certain of the Company's international operations. See further discussion under Note 5.

(A)  Interest expense includes interest both expensed and capitalized.
(B) Interest component of leases includes one-third of rental expense, which approximates the interest component of operating leases.
(C) Earnings before income taxes and fixed charges is exclusive of capitalized interest.